                                                                       EXHIBIT 2


                         SECURITIES PURCHASE AGREEMENT

                         Dated as of November 27, 1996

                                 by and between

                            SPORT SUPPLY GROUP, INC.

                                      and

                              EMERSON RADIO CORP.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
         ARTICLE I

                                PURCHASE AND SALE . . . . . . . . . . . . .    1
         1.1      Purchase and Sale of Shares and Warrants  . . . . . . . .    1

         ARTICLE II

                                 PURCHASE PRICE   . . . . . . . . . . . . .    2
         2.1      Purchase Price  . . . . . . . . . . . . . . . . . . . . .    2
         2.2      Closing Payments  . . . . . . . . . . . . . . . . . . . .    2
         2.3      Deposit of Purchase Price . . . . . . . . . . . . . . . .    2

         ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF SSG . . . . . . . .    2
         3.1      Organization and Qualification; Subsidiaries  . . . . . .    2
         3.2      Capitalization; Minute Book . . . . . . . . . . . . . . .    3
         3.3      Title to Shares . . . . . . . . . . . . . . . . . . . . .    4
         3.4      Authority . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5      No Violations . . . . . . . . . . . . . . . . . . . . . .    5
         3.6      Reports . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.7      Absence of Certain Changes or Events  . . . . . . . . . .    6
         3.8      Condition of Tangible Assets  . . . . . . . . . . . . . .    8
         3.9      Taxes, Tax Returns and Other Reports  . . . . . . . . . .    8
         3.10     Employment Contracts and Compensation . . . . . . . . . .    9
         3.11     Patents, Trademarks, Etc  . . . . . . . . . . . . . . . .    9
         3.12     Litigation  . . . . . . . . . . . . . . . . . . . . . . .    9
         3.13     Insurance . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.14     Compliance with Laws; Permits . . . . . . . . . . . . . .   10
         3.15     Hazardous and Toxic Substances; Hazardous Wastes
                  and Pollutants  . . . . . . . . . . . . . . . . . . . . . . 11
         3.16     Debt Instruments  . . . . . . . . . . . . . . . . . . . .   12
         3.17     Employee Benefit Plans; Collective Bargaining
                  Agreements  . . . . . . . . . . . . . . . . . . . . . . .   13
         3.18     Customs . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.19     Full Disclosure . . . . . . . . . . . . . . . . . . . . .   13

         ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF EMERSON . . . . . . .   14
         4.1      Authority . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.2      No Violations . . . . . . . . . . . . . . . . . . . . . .   14
         4.3      Investment Representations  . . . . . . . . . . . . . . .   15
         4.4.     Reports . . . . . . . . . . . . . . . . . . . . . . . . .   16

         4.5.     Opinion of Counsel  . . . . . . . . . . . . . . . . . . .   16

         ARTICLE V

                   CONDUCT OF BUSINESS BY SSG PENDING CLOSING   . . . . . .   16
         5.1      Preservation of Existence . . . . . . . . . . . . . . . .   17
         5.2      Compliance with Laws  . . . . . . . . . . . . . . . . . .   17
         5.3      Accounting Methods; Inspections; Cooperation  . . . . . .   17
         5.4      Maintenance of Property . . . . . . . . . . . . . . . . .   17
         5.5      Payment of Taxes and Claims . . . . . . . . . . . . . . .   18
         5.6      Information Covenants . . . . . . . . . . . . . . . . . .   18
         5.7      Action By Board of Directors  . . . . . . . . . . . . . .   19

         ARTICLE VI

                          ADDITIONAL AGREEMENTS OF SSG  . . . . . . . . . .   19
         6.1      Access to Information . . . . . . . . . . . . . . . . . .   19
         6.2      Purchase or Sale of Assets  . . . . . . . . . . . . . . .   19
         6.3      Acquisition Proposals . . . . . . . . . . . . . . . . . .   19
         6.4      Indebtedness  . . . . . . . . . . . . . . . . . . . . . .   20
         6.5      Compensation  . . . . . . . . . . . . . . . . . . . . . .   20
         6.6      Agreements  . . . . . . . . . . . . . . . . . . . . . . .   20
         6.7      Issuance of Common Stock  . . . . . . . . . . . . . . . .   20
         6.8      Dividends . . . . . . . . . . . . . . . . . . . . . . . .   21
         6.9      Investments . . . . . . . . . . . . . . . . . . . . . . .   21
         6.10     Merger, etc.  . . . . . . . . . . . . . . . . . . . . . .   21
         6.11     Charter Amendment . . . . . . . . . . . . . . . . . . . .   21

         ARTICLE VII

         POST-CLOSING COVENANTS OF SSG  22

                 ARTICLE VIII

                   CONDITIONS TO EMERSON'S OBLIGATION TO CLOSE  . . . . . .   22

                 ARTICLE IX

                    CONDITIONS TO SSG'S OBLIGATIONS TO CLOSE  . . . . . . .   24

         ARTICLE X

                                     CLOSING  . . . . . . . . . . . . . . .   25
         10.1     Time and Place of Closing . . . . . . . . . . . . . . . .   25
         10.2     Delivery by SSG . . . . . . . . . . . . . . . . . . . . .   25

         10.3     Delivery by Emerson . . . . . . . . . . . . . . . . . . .   26
         10.4     Transaction Documents . . . . . . . . . . . . . . . . . .   27

         ARTICLE XI

                            TERMINATION AND EXTENSION . . . . . . . . . . .   27
         11.1     Termination . . . . . . . . . . . . . . . . . . . . . . .   27
         11.2     Effect of Termination . . . . . . . . . . . . . . . . . .   28
         11.3     Extension . . . . . . . . . . . . . . . . . . . . . . . .   29

         ARTICLE XII

                                  MISCELLANEOUS . . . . . . . . . . . . . .   29
         12.1     No Broker . . . . . . . . . . . . . . . . . . . . . . . .   29
         12.2     Public Statements . . . . . . . . . . . . . . . . . . . .   30
         12.3     Survival of Representations and Warranties  . . . . . . .   30
         12.4     Officers' and Directors' Indemnification and
                  Insurance . . . . . . . . . . . . . . . . . . . . . . . .   30
         12.5     No Waiver . . . . . . . . . . . . . . . . . . . . . . . .   31
         12.6     Entire Agreement; Written Modifications . . . . . . . . .   31
         12.7     Assignment; Binding Effect  . . . . . . . . . . . . . . .   31
         12.8     Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   32
         12.9     Notices . . . . . . . . . . . . . . . . . . . . . . . . .   32
         12.10    Cooperation . . . . . . . . . . . . . . . . . . . . . . .   33
         12.11    No Benefit to Others. . . . . . . . . . . . . . . . . . .   33
         12.12    Headings, Gender, and "Person"  . . . . . . . . . . . . .   33
         12.13    Schedules . . . . . . . . . . . . . . . . . . . . . . . .   33
         12.14    Severability  . . . . . . . . . . . . . . . . . . . . . .   33
         12.15    Counterparts  . . . . . . . . . . . . . . . . . . . . . .   34
         12.16    Governing Law . . . . . . . . . . . . . . . . . . . . . .   34
         12.17    Construction  . . . . . . . . . . . . . . . . . . . . . .   34

                 SECURITIES PURCHASE AGREEMENT dated as of November 27, 1996, by and between SPORT SUPPLY GROUP, INC., a Delaware corporation having an address at 1901 Diplomat Drive, Farmers Branch, Texas 75234 ("SSG") and EMERSON RADIO CORP., a Delaware corporation having an address at Nine Entin Road, Parsippany, New Jersey 07054-0430 ("Emerson").

                              W I T N E S S E T H:

                 WHEREAS, SSG has agreed to issue or grant, as the case may be, and sell to Emerson, and Emerson has agreed to subscribe for and purchase from SSG, (i) 1,600,000 newly-issued shares (the "Shares") of Common Stock, $.01 par value, of SSG (the "Common Stock") and (ii) five-year warrants to purchase up to 1,000,000 newly-issued shares of the Common Stock at an exercise price of $7.50 per share, subject to adjustment (the "Warrants"), subject to, and in accordance with, the terms and provisions set forth herein.

                 NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

                 1.1 Purchase and Sale of Shares and Warrants. Subject to the terms and provisions of this Agreement, and on the basis of and in reliance upon the representations, warranties, covenants, and agreements set forth herein and in the Transaction Documents (as hereinafter defined), on the Closing Date (as defined in Section 10.1 hereof), SSG shall validly issue or grant, as the case may be, and sell to Emerson, and Emerson shall validly subscribe for and purchase from SSG, the Shares and the Warrants.

                                   ARTICLE II

                                 PURCHASE PRICE

                 2.1      Purchase Price.

                          (a)  In consideration of the issuance and sale of the
Shares, Emerson shall pay to SSG the sum of ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($11,500,000) (the "Stock Purchase Price").

                          (b)  In consideration of the issuance and sale of the
Warrants, Emerson shall pay to SSG the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the "Warrants Purchase Price," and together with the Stock Purchase Price, the "Purchase Price").

                 2.2 Closing Payments. On the Closing Date, Emerson shall pay, in immediately available funds by wire transfer to SSG's bank account designated not later than two business days prior to the Closing Date, the Purchase Price to SSG.

                 2.3 Deposit of Purchase Price. Concurrently herewith, Emerson shall provide SSG with an irrevocable standby letter of credit in the amount of $3,000,000 from a financial institution located in the United States and reasonably satisfactory to SSG, on terms and conditions reasonably satisfactory to Emerson and SSG, for purposes of satisfying Emerson's obligations under Section 11.2 of this Agreement. Emerson shall also provide evidence reasonably satisfactory to SSG of Emerson's availability of funds in or from a financial institution located in the United States for purposes of paying the Purchase Price at Closing.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SSG

                 As a material inducement to Emerson to purchase the Shares and the Warrants, SSG hereby represents and warrants to Emerson as follows:

                 3.1      Organization and Qualification; Subsidiaries.

                 (a) Each of SSG and its sole subsidiary, Sport Supply Group International Holdings, Inc. ("SSGI"), is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its respective properties and to carry on its respective businesses as now conducted. Each of SSG and SSGI is duly qualified or licensed and has all permits necessary to transact business, and is in good standing as a foreign corporation, in each of the jurisdictions set forth in Schedule 3.1 hereto, which are the only jurisdictions wherein the nature of the respective businesses conducted by SSG or SSGI or their respective leases of real property require them to be so qualified or licensed or to hold such permits, except where the failure to be so qualified or licensed or to hold such permits would not have a material adverse effect on the financial condition, results of operation, assets, liabilities, business, or prospects of SSG and SSGI, taken as a whole (hereinafter, a "Material Adverse Effect").

                 (b) SSG has no other direct or indirect subsidiaries and has no ownership or equity interest, or right to acquire any ownership or equity interest, whether by conversion, option exercise, or otherwise, in any corporation, partnership, association, business trust, limited liability company, or any other entity except for SSGI. The total authorized capital stock of SSGI consists of 10,000 shares of its common stock, $.01 par value per share, of which 1,000 shares are outstanding, all of which are owned by SSG, free and clear of any adverse claims. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings, or agreements to purchase or otherwise acquire, or relating to the issuance of (collectively, the "Rights"), any shares of capital stock or other securities of SSGI, including without limitation, any Rights of conversion or exchange under any outstanding securities or instruments.

                 3.2 Capitalization; Minute Book. The total authorized capital stock of SSG consists of 20,000,000 shares of Common Stock, having a par value of $0.01 per share, of which 6,764,834 shares are outstanding, and 100,000 shares of Preferred Stock, having a par value of $0.01 per share, none of which are outstanding. Except as disclosed in the Reports (as hereinafter defined) or in
Schedule 3.2 attached thereto, there are no outstanding Rights to acquire any shares of Common Stock or other securities of SSG, including, without limitation, any rights of conversion or exchange under any outstanding securities or instruments. The minute books of SSG and SSGI to be made available to Emerson are true and complete in all material respects.

                 3.3 Title to Shares. The Shares upon issuance, and the shares of Common Stock to be issued on exercise of the Warrants in accordance with their terms, will be, and all other outstanding shares of Common Stock have been, duly authorized and validly issued in full compliance with applicable federal, state, and other securities and other laws, and without any violation of any pre-emptive rights, and will be or are, as the case may be, fully paid and non-assessable. Upon delivery by SSG to Emerson of the Stock Certificates (as defined in Section 10.2) and upon exercise of the Warrants in accordance with their terms, Emerson shall acquire the legal and valid title to the Shares and shares of Common Stock underlying the Warrants, free and clear of all adverse claims whatsoever not created by Emerson, and shall become the lawful record and beneficial owner thereof.

                 3.4 Authority. SSG has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents (as defined in Section 10.4) to which it may be a party and consummate the transactions contemplated herein and therein. Except as may be required by the rules of the New York Stock Exchange, Inc. ("NYSE"), SSG's execution, delivery, and performance of this Agreement and the other Transaction Documents to which SSG may be a party, and the consummation of the transactions contemplated herein and therein, have been duly authorized by its Board of Directors and no other action is required by law, the Certificate of Incorporation or Bylaws of SSG, or otherwise, for such authorization. This Agreement and each of the other Transaction Documents to which SSG may be a party constitute the legal, valid, and binding obligations of, and are enforceable against, SSG in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                 3.5 No Violations. Except as set forth in Schedule 3.5 and except for matters which would not have a Material Adverse Effect and which could not prevent or delay the Closing, the authorization, execution, and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein by SSG do not and will not, with or without the giving of notice or passage of time or both
(a) violate, conflict with, or result in the breach of any term or provision of, or require any notice, filing or consent under (i) the Certificate of Incorporation or Bylaws of SSG or SSGI, (ii) any statutes, laws, rules, regulations, ordinances, or Permits (as defined in Section 3.14 below) of any governmental body, authority, or agency applicable to SSG or SSGI, or (iii) any judgment, decree, writ, injunction, order, or award of any arbitrator, court, or governmental body, authority, or agency binding upon SSG or SSGI or any of their respective properties or assets; (b) conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any loan agreement, mortgage, indenture, financing agreement, lease, or any agreement or instrument of any kind to which SSG or SSGI may be a party or by which any of their respective properties or assets are bound; or (c) result in any lien, claim, encumbrance, or restriction on any of the properties or assets of SSG or SSGI.

                 3.6 Reports. Since December 31, 1994, SSG has filed all required forms, reports, statements, and documents (the "Reports") with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the Federal securities laws and the SEC rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. None of such Reports, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 The consolidated balance sheets and the related consolidated statements of operations and cash flows (including the related notes thereto) (the "Financial Statements") of SSG included in the Financial Statements contained in SSG's Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (the "1995 10-K") and SSG's Quarterly Reports on Form 10-Q for the fiscal quarters ended February 2, 1996, May 3, 1996, and August 2, 1996 (the "Interim 10-Q's"), present fairly in all material respects the consolidated financial position of SSG as of their respective dates, and the results of consolidated operations and cash flows for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as otherwise noted therein and except that the Financial Statements included in the Interim 10-Q's may not contain all footnotes required by GAAP and are subject to year-end audit adjustments.

                 3.7 Absence of Certain Changes or Events. Except as specifically provided for herein or as set forth in Schedule 3.7, since August 2, 1996 (the "Balance Sheet Date"), neither SSG nor SSGI has:

                 (a) incurred any material obligation or liability except trade or business obligations or liabilities incurred in the ordinary course of business;

                 (b) other than pursuant to its existing lines of credit, created, incurred, assumed, or guaranteed any indebtedness for money borrowed, or mortgaged, pledged, or subjected to any lien, pledge, mortgage, charge, security interest, conditional sales contract, or other encumbrance of any nature whatsoever any of its assets or properties, except in the ordinary course of business consistent with past practices;

                 (c) sold or committed to sell or assigned, transferred, or leased or subleased any of its material assets or properties, other than in the ordinary course of business;

                 (d) canceled, compromised, modified, or waived any material debt or claim owing to it, except for adjustments made in the ordinary course of business consistent with past practices;

                 (e) declared, set aside, or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock; or redeemed, purchased, or otherwise acquired or agreed to redeem, purchase, or otherwise acquire any of its capital stock;

                 (f) transferred or granted any material rights under or with respect to any Intellectual Property (as defined in Section 3.11 below);

                 (g) except as disclosed in Schedule 3.2 hereto, issued or sold any of its capital stock or any other securities or granted any options, warrants, or other rights to subscribe therefor or entered into any other commitments for the sale or purchase of any of its capital stock or other securities;

                 (h) made, committed to make, or initiated any material capital expenditure or capital addition or betterment or programs with respect thereto, except such as may be involved in the replacement of its assets in the ordinary course of business;

                 (i) made or granted any promotion in title or responsibility or increase with respect to any wages, salaries, or other compensation (other than increases in the ordinary course of its business consistent with past practices) of any director or officer of SSG or SSGI; entered into any employment contract or other compensation arrangement with any stockholder, director, or officer of SSG or SSGI; made any advance (excluding advances for ordinary and necessary business expenses) or loan to any stockholder, director, or officer of SSG or SSGI; or made any increase in, or any addition to, other benefits to which any stockholder, director, or officer may be entitled;

                 (j) changed in any material respect any of the accounting principles followed by it or the methods of applying such principles;

                 (k) entered into any transaction other than in the ordinary course of business consistent with past practices; or

                 (l)      experienced any Material Adverse Effect.

                 3.8 Condition of Tangible Assets. Neither SSG nor SSGI has received notice that the Tangible Assets violate, and neither SSG nor SSGI have any knowledge of any state of facts or the occurrence of any events which might form a reasonable basis for a claim that the Tangible Assets violate, any applicable laws, ordinances, codes, rules, or regulations relating to the use and operation of the Tangible Assets, including, without limitation, any local or municipal building, electrical, plumbing, safety, engineering, environmental, or license or permit requirements in any manner which would result in a Material Adverse Effect.

                 3.9 Taxes, Tax Returns and Other Reports. All federal, state, and local tax returns, reports, and statements required to be filed by SSG or SSGI (collectively, the "Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which the Tax Returns are required to be filed, and all of the Tax Returns are complete and correct in all material respects and properly reflect the tax liabilities of SSG and SSGI for the periods, properties, or events covered thereby. All federal, state, and local taxes, assessments, interest, deficiencies, fees, and other governmental charges or impositions which are called for by the Tax Returns (collectively, the "Taxes") have been properly accrued or paid. The accruals for Taxes, if any, contained in the Financial Statements are adequate in all material respects to cover the tax liabilities of SSG and SSGI as of the dates thereof. Except for a sales tax audit in the State of Florida, neither SSG nor SSGI has received any notice of assessment or proposed assessment or been advised as to any tax examination by any taxing authority in connection with any Tax Returns and there are no pending tax examinations of, or tax claims asserted against, SSG and SSGI or any of their respective assets or properties. There are no tax liens on any of the assets or properties owned or used by SSG and SSGI. Neither SSG nor SSGI is subject to any extension of a period for the assessment of any Tax. Each of SSG and SSGI has made all deposits required by law to be made by it with respect to employee withholding taxes. There are no outstanding agreements or waivers extending the statute of limitations with respect to, and neither SSG nor SSGI is now subject to any extension of a period for the assessment of, any federal, state, or local income tax or other tax.

                 3.10 Employment Contracts and Compensation. Except as disclosed in the Reports or on Schedule 3.10, neither SSG nor SSGI is a party to any written employment contracts or agreements with any stockholders, officers, directors, or employees of SSG or SSGI or any contracts or agreements under which individuals acting as independent contractors perform analogous services for SSG or SSGI on a regular basis.

                 3.11 Patents, Trademarks, Etc. Schedule 3.11 contains a complete and correct list of all material patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and other similar proprietary rights, and material applications for any of the foregoing, of SSG and SSGI and other material agreements pertaining to any of the foregoing or to the transfer of technical information, know-how, or technical assistance to which either SSG or SSGI is a party or which relate to the business of SSG or SSGI (collectively, the "Intellectual Property"). Except as set forth in Schedule 3.11, and except for matters which would not have a Material Adverse Effect, (a) SSG or SSGI, as the case may be, is the sole and exclusive owner of the Intellectual Property and has the sole and exclusive right to use the same; (b) no proceedings have been instituted or are pending or threatened which challenge the rights of either SSG or SSGI in respect of any of the Intellectual Property or the validity thereof; (c) to SSG's knowledge, none of the Intellectual Property infringes upon or otherwise violates the rights of others or is being infringed by others, and none is subject to any outstanding order, decree, judgment, stipulation, or charge; (d) no licenses, sublicenses, or agreements pertaining to any of the Intellectual Property have been granted to or by either SSG or SSGI; (e) neither SSG nor SSGI has received any charge of interference or infringement of any of the Intellectual Property; (f) neither SSG nor SSGI has agreed to indemnify any person or entity for or against any infringement of any patent, trademark, or copyright; and (g) neither SSG nor SSGI has any knowledge of any trademarks or applications therefor or similar property which infringe upon any of the Intellectual Property or render obsolete or materially adversely affect the distribution or sale of any of the products or services of the business of SSG or SSGI.

                 3.12      Litigation.  Except as described in the Reports or
Schedule 3.12 hereto, there are no actions, suits, or legal, administrative, arbitration, or other proceedings or governmental investigations pending or, to SSG's knowledge, threatened against either SSG or SSGI before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, which, if adversely determined, would result in a Material Adverse Effect.

                 3.13 Insurance. SSG has in full force and effect the insurance policies listed on Schedule 3.13 and all premiums due thereon have been paid and SSG has complied in all material respects with the provisions of such policies. SSG will use its best efforts to maintain or cause to be maintained in full force and effect all such insurance policies or similar insurance policies through the Closing Date.

                 3.14      Compliance with Laws; Permits.

                 (a) Neither SSG nor SSGI has received notice of any violation by SSG or SSGI of any federal, state, or local law, statute, rule, or regulation applicable to SSG or SSGI, their respective assets or properties or businesses as now conducted or any of the Permits (as defined in Section 3.14(b) below), which violation would have a Material Adverse Effect. Each of SSG and SSGI has complied with, and is not in violation of, any judgment, order, writ, injunction, or decree of any governmental authority, court or administrative authority having jurisdiction over SSG or SSGI, their respective assets or properties or businesses as now or heretofore conducted, except where failure to comply would not have a Material Adverse Effect.

                 (b) SSG has all licenses, permits, approvals, certificates of occupancy, and other authorizations (collectively, the "Permits") which are material to the conduct of its business as now conducted and has not failed to adhere to the requirements thereof in any material respect. Each of SSG and SSGI has taken all steps necessary to maintain all of the Permits, all of which are valid, in good standing, and in full force and effect.

                 (c) No notice to, filing with, or consent from any governmental body, authority, or agency is required as a result of, or as a condition to the legality or validity of, the issuance or grant, as the case may be, and sale of the Shares and Warrants (and the shares of Common Stock underlying the Warrants) and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, nor will any Permit otherwise be terminated, modified, or impaired or rendered invalid by reason thereof.

                 3.15 Hazardous and Toxic Substances; Hazardous Wastes and Pollutants.

                 (a) SSG has complied in all material respects with, and is not in material violation of, any material federal, state or local ordinance, rule, regulation and statute governing the generation, transport, storage, treatment, handling, release, emission, discharge, and disposal of solid or hazardous wastes, hazardous substances, toxic substances or pollutants.

                 (b) Except as set forth in Schedule 3.15, there are no locations or premises currently or previously leased or operated by SSG or SSGI where hazardous wastes, hazardous substances, toxic substances, or pollutants have entered into the air, soil, surface water, groundwater, or other bodies of water in violation of federal, state or local law, regulation or ordinance, and neither SSG nor SSGI know of any on-site or off-site locations to which SSG or SSGI has transported hazardous wastes, hazardous substances, toxic substances or pollutants, which site is or may become the subject of any federal, state, or local enforcement actions or other investigations that may lead to claims against SSG or SSGI for remedial investigation costs, clean-up costs, remedial work, damages to natural resources, or personal injury or property damage, including, but not limited to, claims under the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, or any other federal, state, or local law, rule, or regulation concerning the clean-up of the environment or discharges of hazardous wastes, hazardous substances, toxic substances, or pollutants.

                 (c) As used in this Agreement, (i) the term "hazardous wastes" shall have the meaning given to such term in the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, and the regulations promulgated thereunder or under any similar federal, state, or local law, rule, or regulation dealing with the generation, transport, storage, treatment, handling, release, emission, discharge, or disposal of hazardous wastes; (ii) the term "hazardous substances" shall have the meaning given to such term in the Comprehensive Environmental Response, Compensation, and Liability Act and the regulations promulgated thereunder or under any similar federal, state, or local law, rule, or regulation dealing with the generation, transport, storage, treatment, handling, release, emission, discharge, or disposal of hazardous substances or the presence of which requires investigation or remediation under any federal, state, or local statute, rule, regulation, ordinance, order, action, policy, or under common law, including all petroleum products; (iii) the term "toxic substances" shall have the meaning given to such term in the Toxic Substances Control Act or the regulations promulgated thereunder or under any similar federal, state, or local law, rule, or regulation dealing with the generation, transport, storage, treatment, handling, release, emission, discharge, or disposal of toxic substances; (iv) the term "pollutants" shall mean all substances the emission or discharge of which is regulated pursuant to the Federal Water Pollution Control Act and the regulations promulgated thereunder, the Federal Clean Air Act and the regulations promulgated thereunder, or under any similar federal, state, or local law, rule, or regulation dealing with the generation, transport, storage, treatment, handling, release, emission, discharge, or disposal of pollutants; and (v) the terms "hazardous wastes," "hazardous substances," "toxic substances," and "pollutants" shall also include all other substances which are toxic, explosive, corrosive, flammable, infective, radioactive, carcinogenic, mutagenic, or otherwise hazardous and are or become regulated by any federal, state, or local governmental authority, department, commission, board, agency, or instrumentality, or the presence of which causes or threatens to cause a nuisance or a hazard to health and safety.

                 3.16 Debt Instruments. The exhibit indexes to the 1995 10-K and the Interim 10-Q's contain a complete and correct list of all material outstanding indentures, mortgages, chattel mortgages, deeds of trust, conditional sales agreements, bank loans, credit agreements, and guarantees to which either SSG or SSGI is a party or by which either SSG or SSGI or any of their respective properties is bound.

                 3.17 Employee Benefit Plans; Collective Bargaining Agreements. Except as set forth in the Reports or in Schedule 3.17, neither SSG nor SSGI maintains or offers any retirement or similar benefit plan for their respective employees. Each of SSG and SSGI has performed all material obligations required to be performed under, and is not in default under or in violation of, any retirement or similar benefit plan for their respective employees which it maintains or offers (each a "Plan"). Each of SSG and SSGI is in compliance in all material respects with the requirements prescribed by all statutes, orders, or governmental rules or regulations applicable to the Plans, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. Neither SSG nor SSGI maintains or participates as an employer under any collective bargaining agreement, nor has either been advised of any labor organizational activity or proceedings which are pending or to their knowledge, threatened.

                 3.18 Customs. SSG and SSGI have at all times been in compliance with all requirements administered and enforced by the U.S. Customs Service and any foreign government customs service which has authority over the respective businesses of SSG and SSGI, including, but not limited to, the classification, valuation, and marketing of articles imported into or exported from the United States or any such other country, except where the failure to comply would not have a Material Adverse Effect.

                 3.19 Full Disclosure. The representations and warranties of SSG in this Agreement and the other Transaction Documents are on the date hereof true, correct and complete in all material respects. Except as otherwise noted in the Schedules, SSG has provided to Emerson true, correct and complete copies of all documents referred to or described in the Schedules hereto. No representation or warranty by SSG in this Agreement, any Schedule hereto, any Transaction Document, or in any closing certificate furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF EMERSON

                 Emerson hereby represents and warrants to SSG as follows:

                 4.1 Authority. Emerson has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and consummate the transactions contemplated herein and therein. Emerson's execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, have been duly authorized by its Board of Directors and no other action is required by law, the Certificate of Incorporation, or Bylaws of Emerson, or otherwise, for such authorization. This Agreement and each of the other Transaction Documents to which Emerson is a party constitute the legal, valid, and binding obligations of, and are enforceable against, Emerson in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                 4.2 No Violations. Except for matters which would not have a material adverse effect on the financial condition, results of operation, assets, liabilities, business, or prospects of Emerson and its subsidiaries, taken as a whole and which would not prevent or delay the Closing or the availability or providing of trade financing credit by Emerson to SSG, the authorization, execution, and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein by Emerson do not and will not, with or without the giving of notice or passage of time or both, (a) violate, conflict with, or result in the breach of any term or provision of, or require any notice, filing, or consent under (i) any statutes, laws, rules, regulations, ordinances, licenses, or permits of any governmental body, authority, or agency applicable to Emerson or (ii) any judgment, decree, writ, injunction, order, or award of any arbitrator, court, or governmental body, authority, or agency binding upon Emerson or any of its properties or assets; (b) conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any loan agreement, mortgage, indenture, financing agreement, lease, or any agreement or instrument of any kind to which Emerson is a party or by which its properties or assets are bound; or (c) result in any lien, claim, encumbrance, or restriction on any of the properties or assets of Emerson.

                 4.3 Investment Representations. Emerson is acquiring the Shares and the Warrants for its own account, for investment, and not with a view toward the resale or distribution thereof. Emerson understands that it must bear the economic risk of such investment for an indefinite period of time because the sale and issuance of the Shares and the Warrants are not registered under the Securities Act or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws, or unless an exemption from such registration is available.
Emerson also understands that, except as provided in the Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act to permit resale of the Shares and Warrants. Emerson agrees not to pledge, transfer, convey or otherwise dispose of any of the Shares and the Warrants, except in a transaction that is the subject of either (i) an effective Registration Statement under the Securities Act and any applicable state securities laws, or (ii) an exemption under the Securities Act or such state securities laws. Emerson agrees that each certificate representing Shares or Warrants will contain a restrictive legend restricting the sale, transfer or other disposition of the Shares or Warrants unless the Shares and/or Warrants are registered under the Securities Act or laws or exemptions from registration are available. Emerson acknowledges that stop transfer instructions will be given to SSG's transfer agent for the Shares. Emerson further acknowledges that is has received copies of the Reports and has had the opportunity to ask questions of, and receive answers from, officers of SSG with respect to the business and financial condition of SSG and to obtain any additional information necessary to verify such information or can acquire it without unreasonable effort or expense. Emerson further represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act and that it has not been formed for the purpose of purchasing the Shares and the Warrants.

                 4.4. Reports. Since December 31, 1994, Emerson has filed all forms 10-K, 10-Q, 8-K and all proxy statements in connection with any annual or special meeting of Emerson's stockholders (the "Emerson Reports") with the SEC required to be filed by it pursuant to the Federal securities laws and the SEC rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of such Emerson Reports, including without limitation any financial statements or schedules included therein, at the time filed, nor any of the information contained in the section entitled "Board of Directors and Executive Officers - Designation of Directors; Emerson's Designees" and in the table, the first heading of which is "Persons to be Designated Directors" and the information with respect to Emerson in the table, the first heading of which is "Principal Stockholders (in each case, including the footnotes thereto), in the section entitled "Beneficial Ownership of Common Stock" (copies of which are attached as Exhibit A) to be included in the Information Statement to be provided by SSG to its shareholders pursuant to Section 14(f) of the Exchange Act contained (or contains) any untrue statement of a material fact or omitted (or omits) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 4.5. Opinion of Counsel. Concurrently herewith Emerson is providing to SSG an opinion of Wolff & Samson, counsel to Emerson, in the form attached as Exhibit B.


                                   ARTICLE V

                   CONDUCT OF BUSINESS BY SSG PENDING CLOSING

                 As a material inducement to Emerson to purchase the Shares and Warrants, SSG covenants and agrees that, until the Closing Date, SSG will comply with the following covenants and agreements:

                 5.1 Preservation of Existence. SSG will do or cause to be done all things necessary to preserve and maintain in full force and effect the corporate existence and all material contracts, rights, licenses, permits, franchises, patents, trademarks, and trade names necessary to the proper conduct of its business and shall qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of the property owned or the nature of the business conducted by it makes such qualification or authorization necessary, except such jurisdictions in which the lack of qualification or authorization does not result in a Material Adverse Effect.

                 5.2 Compliance with Laws. SSG will, and will cause SSGI to, comply with all laws, ordinances, and governmental rules and regulations to which it or its respective properties or assets is subject, the noncompliance with which would materially interfere with the performance of SSG's obligations under this Agreement or the Transaction Documents or would result in a Material Adverse Effect.

                 5.3 Accounting Methods; Inspections; Cooperation. SSG will, and will cause SSGI to, keep adequate records and books of account in which complete entries will be made in all material respects. SSG will, and will cause SSGI to, consult with Emerson and its representatives on their respective accounting practices. SSG will, and will cause SSGI to, permit Emerson and its agents and representatives (including without limitation Emerson's lenders or potential lenders to SSG, and their agents and representatives) to visit and inspect any of the properties or assets of SSG and SSGI and to examine and make extracts of the books of account of SSG and SSGI at all reasonable times and to such extent as Emerson or such lenders may reasonably request. SSG will cooperate with Emerson and use its best efforts to arrange access by Emerson's representatives to representatives of SSG's primary lender to discuss SSG's current defaults and the nature of its current and future relationship with SSG.

                 5.4 Maintenance of Property. SSG will, and will cause SSGI to, keep all of their respective properties in good working order and condition, subject to ordinary wear and tear and routine maintenance.

                 5.5 Payment of Taxes and Claims. SSG will, and will cause SSGI to, pay and discharge promptly all Taxes and all other claims, demands, charges, or levies imposed by governmental authorities upon SSG or SSGI or upon their respective income or profits or upon any of their respective properties or assets before the same shall become delinquent; provided, however, that none of the foregoing need be paid while being contested in good faith and by appropriate proceedings, so long as adequate book reserves have been established in accordance with GAAP with respect thereto and the title of SSG or SSGI to, and the right to use, their respective properties are not materially adversely affected thereby.

                 5.6 Information Covenants. SSG will furnish the following information to Emerson:

                 (a) Reports. Concurrently with their filing with the SEC, all Reports of SSG filed from and after the date hereof.

                 (b) Notice of Litigation and Other Matters. Prompt notice of:

                          (i)     the commencement of any material proceeding
or investigation by or before any governmental body and any material action and proceeding in any court or before any arbitrator against or in any other way relating adversely to SSG or any of its properties, assets, or businesses;

                          (ii)    any written notice received from any
administrative official or agency relating to any order or ruling which may result in, or cause, a Material Adverse Effect;

                          (iii)   any amendment of the Certificate of
Incorporation or Bylaws of SSG or SSGI;

                          (iv)    any breach by SSG of any of its obligations
hereunder or under any of the Transaction Documents; and

                          (v)     the receipt of any proposal for a merger,
consolidation, sale of all or substantially all of its assets, tender offer, sale of an equity interest, or other business combination involving SSG, SSGI, or any future direct or indirect subsidiary of SSG (an "Acquisition Proposal") and its position with respect thereto.

                 (c) Other Information. From time to time, such other information or documents as Emerson may reasonably request.

                 5.7.     Action By Board of Directors.     The Board of
Directors of SSG will not vote to approve or recommend or otherwise take any action with respect to the matter which is the subject of the memorandum to the Board of Directors referred to in item (h) of Schedule 3.7.

                                   ARTICLE VI

                          ADDITIONAL AGREEMENTS OF SSG

                 As a material inducement to Emerson to purchase the Shares and Warrants, SSG covenants and agrees that, until the Closing Date, SSG will not take any of the following actions:

                 6.1 Access to Information. SSG shall afford to Emerson and its accountants, counsel, and other representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and to its officers, consultants, and, subject to any applicable privilege rules, professional advisors.

                 6.2 Purchase or Sale of Assets. SSG will not, and will cause SSGI not to, purchase or acquire, or sell, lease, or otherwise dispose of, any asset other than (i) in the ordinary course of their respective businesses or (ii) assets having a price or value which does not exceed $100,000 (the "Threshold Amount"). Notwithstanding any other provision of this Agreement, SSG may proceed with its efforts to sell its golf business in the manner previously disclosed to Emerson provided, further, that SSG shall obtain the prior written consent of Emerson if such sale would be at a price less than the book value of such business as reflected in SSG's balance sheet filed with its Form 10-Q for the fiscal quarter ended August 2, 1996.

                 6.3 Acquisition Proposals. Except for the proposed sale of its golf business, SSG shall not, and shall cause SSGI not to, directly or indirectly, through any officer, director, employee, representative, agent, or otherwise, solicit, initiate, or encourage any Acquisition Proposal, from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than with respect to the transactions contemplated by this Agreement (collectively, a "SSG Acquisition Transaction"); provided, however, that SSG or SSGI may take any of the actions otherwise prohibited by this Section 6.3 if counsel to SSG or its outside directors advises the Board of Directors of SSG or SSGI that the failure to take such action or actions could subject the directors to liability for breach of their fiduciary duties.

                 6.4 Indebtedness. Subject to fiduciary duties under applicable law, SSG will not, and will cause SSGI not to, create, incur, assume, guarantee, or in any way become liable or obligated in respect of any indebtedness for borrowed money other than (i) in the ordinary course of the business of SSG or SSGI or (ii) under its existing credit lines.

                 6.5 Compensation. Except as reflected in the Reports and except for fees owing to Arthur Andersen, LLP described in Schedule 3.7, SSG will not, and will cause SSGI not to, pay any salary or other compensation, or enter into any agreement which obligates SSG or SSGI to pay any salary or other compensation, to any officer, director, consultant, or independent contractor in any amount which exceeds the Threshold Amount.

                 6.6 Agreements. Except as provided in Section 6.3, SSG will not, and will cause SSGI not to, enter into any agreement, contract, understanding, arrangement, or transaction other than (i) in the ordinary course of business or (ii) which has a price or value, or imposes upon either SSG or SSGI any obligation in an amount, which exceeds the Threshold Amount.

                 6.7 Issuance of Common Stock. Subject to fiduciary duties under applicable law, SSG will not, and will cause SSGI not to, authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features, including without limitation, any notes or debt securities convertible into or exchangeable for equity securities or containing profit participation features or (ii) any equity securities or capital stock, or any securities convertible into or exchangeable for equity securities or capital stock, except for the issuance of shares of Common Stock upon exercise of currently outstanding options or warrants, in each case upon the terms and conditions in effect on the date of this Agreement.

                 6.8 Dividends. SSG will not, and will cause SSGI not to, directly or indirectly (i) declare or pay any dividends or make any distributions upon any of its equity securities or (ii) redeem, purchase or otherwise acquire any of their respective equity securities (including without limitation, warrants, options, and other rights to acquire equity securities).

                 6.9 Investments. SSG will not, and will cause SSGI not to, make any loan or advance to, or purchase or acquire any equity interest in, any corporation, partnership, association, business trust, limited liability company, governmental agency, or any individual, except for (i) reasonable advances to employees in the ordinary course of business, (ii) certificates of deposit of U.S. commercial banks, or (iii) obligations of, or guaranteed by, the U.S. government or any agency or instrumentality thereof.

                 6.10 Merger, etc. Subject to fiduciary duties under applicable law, SSG will not, and will cause SSGI not to, enter into or effectuate any merger, consolidation, or sale of all or substantially all of the assets of SSG or SSGI, or liquidation, dissolution, reincorporation, reorganization, or restructuring or assignment of all or substantially all of its assets for the benefit of creditors, or file (or consent to the filing of) any petition in bankruptcy.

                 6.11 Charter Amendment. SSG will not, and will cause SSGI not to, amend, modify, or restate their respective Certificates of Incorporation or Bylaws or take any action which would increase the number of authorized shares of Common Stock or create any new class of capital stock or adversely affect or otherwise impair the rights or relative priority of the holders of the Common Stock.

                                  ARTICLE VII

                         POST-CLOSING COVENANTS OF SSG

                 The parties further agree as follows:For a period of at least two (2) years after the Closing Date, the parties further agree that:

                 (a) for a period of at least two (2) years after the Closing Date, unless approved by a majority of SSG's directors who do not have a direct or indirect material financial interest in the agreement or transaction (which shall include a majority of the Independent Directors, as defined in clause (b) immediately below), SSG shall not, and shall not permit any of its subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate (as defined under the Exchange Act) of SSG or Emerson, except in the ordinary course of SSG's or its subsidiaries' business and on terms no less favorable to SSG or its subsidiaries than would be obtained in a comparable arms' length transaction with a person not an Affiliate of SSG or Emerson;

                 (b) for a period of at least two (2) years after the Closing Date, SSG's Board of Directors shall be comprised of at least two persons who are not officers or employees of SSG or Emerson or directors of Emerson ("Independent Directors"); and

                 (c) for so long as they shall be applicable, SSG shall comply with the rules of the NYSE with respect to related party transactions.

                                  ARTICLE VIII

                  CONDITIONS TO EMERSON'S OBLIGATION TO CLOSE

                 The obligation of Emerson to consummate the purchase of the Shares and the Warrants is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Emerson):

                 (a) The representations and warranties of SSG contained in this Agreement shall be true in all material respects (to the extent any such representation and warranty is not already qualified by materiality) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                 (b) There shall not have been issued any order of any court or tribunal of competent jurisdiction restraining or enjoining the transactions contemplated by this Agreement and the Transaction Documents or prohibiting Emerson's ownership or operation of all or any portion of the business of Emerson or SSG and SSGI and there shall be no proceeding pending by or brought by any governmental agency or authority seeking any of the foregoing.

                 (c) There shall not be pending before any court or tribunal of competent jurisdiction any action relating to the transactions contemplated by this Agreement and the Transaction Documents which, might reasonably be expected to result in a Material Adverse Effect to SSG.

                 (d) Effective as of the Closing Date, SSG shall cause its Board of Directors to consist of such of Emerson's designees listed on Exhibit A hereto as Emerson shall specify on or prior to the Closing.

                 (e) All consents and approvals of third parties to this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, the failure to receive which could have a Material Adverse Effect, shall have been obtained by SSG.

                 (f) An exception to the Shareholder Approval Policy contained in Section 312.04 of the NYSE rules shall have been obtained by SSG, and SSG shall have complied with the requirements for such an exception contained in such Section. SSG also shall have complied with its obligations under Section 14(f) of the Exchange Act, it being understood that SSG shall rely upon the accuracy of the representation and warranty of Emerson set forth in Section 4.4 hereof in so far as such representation and warranty relates to information to be included by SSG in the filing to be made pursuant to such Section of the Exchange Act.

                 (g) SSG shall secure the listing upon official notice of issuance of (i) the Shares upon the NYSE on or prior to the

Closing Date and (ii) the shares underlying the Warrants upon the NYSE as set forth in the Warrant Agreement.

                                   ARTICLE IX

                    CONDITIONS TO SSG'S OBLIGATIONS TO CLOSE

                 The obligation of SSG to consummate the sale of the Shares and Warrants at the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by SSG):

                 (a) The representations and warranties of Emerson contained in this Agreement shall be true in all material respects (to the extent any such representation and warranty is not already qualified by materiality) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                 (b) There shall not have been issued under any order of any court or tribunal of competent jurisdiction restraining or enjoining the transactions contemplated by this Agreement and the Transaction Documents (including, without limitation, the sale of the Shares or Warrants) and there shall be no proceeding pending by any governmental agency or authority seeking to restrain or enjoin such sale.

                 (c) There shall not be pending before any court or tribunal of competent jurisdiction any action relating to the transactions contemplated by this Agreement and the Transaction Documents which, if adversely determined, might reasonably be expected to result in a Material Adverse Effect to SSG.

                 (d) All consents and approvals of third parties to this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, the failure to receive which could have a material adverse effect to Emerson, shall have been obtained by Emerson.

                 (e) Emerson shall have provided evidence, reasonably satisfactory to SSG, of its ability to provide $2 million of available trade finance credit to SSG for the purchase of goods sourced in the Far East through a foreign subsidiary of Emerson.

                 (f)      As a result of the application by SSG to the NYSE for
(i) an exception to the Shareholder Approval Policy contained in Section 312.04 of the NYSE rules or (ii) the listing of the Shares upon the NYSE on or prior to the Closing Date and the shares underlying the Warrants upon the NYSE as set forth in the Warrant Agreement, SSG shall not have been notified by the NYSE of its intention to delist other shares of common stock of SSG.

                                   ARTICLE X

                                    CLOSING

                 10.1      Time and Place of Closing.       Subject to Section
11.1, the closing (the "Closing") of the issuance, sale or grant, and purchase of the Shares and the Warrants shall take place at the corporate offices of SSG at 10:00 a.m. on December 12, 1996, or at such other place or on such other date as shall be agreed to by the parties hereto (the "Closing Date").

                 10.2 Delivery by SSG. On the Closing Date, SSG shall deliver, or cause to be delivered, to Emerson the following:

                 (a) A Common Stock certificate or certificates evidencing the Shares (the "Stock Certificates");

                 (b) A Warrant Agreement evidencing the Warrants (the "Warrant Agreement"), to be executed substantially in the form attached hereto as Exhibit C;

                 (c) A Registration Rights Agreement (the "Registration Agreement") duly executed and delivered by SSG substantially in the form attached hereto as Exhibit D; and

                 (d) A Certificate (the "SSG Secretary's Certificate") of the Secretary of SSG dated the Closing Date to the effect that (i) the Certificates of Incorporation of SSG and SSGI attached to the SSG Secretary's Certificate are true, correct, and complete copies thereof and the same have not been amended, restated, supplemented, or modified in any respect and are in full force and effect on the Closing Date, (ii) the Bylaws of SSG and SSGI attached to the SSG Secretary's Certificate are true, correct, and complete copies thereof and the same have not been amended, restated, supplemented, or modified in any respect and are in full force and effect on the Closing Date,
(iii) the resolutions of the Board of Directors of SSG authorizing the issuance or grant, as the case may be, and sale of the Shares and the Warrants and the consummation of the transactions contemplated by the Transaction Documents attached to the SSG Secretary's Certificate are true, correct, and complete copies thereof and the same have not been amended, restated, supplemented, or modified in any respect and are in full force and effect on the Closing Date, and (iv) the specimen signatures of the officers of SSG executing this Agreement and the other Transaction Documents are true and correct specimens thereof and such officers are duly authorized to execute and deliver this Agreement and the other Transaction Documents on behalf of SSG;

                 (e) A good standing certificate as of a recent date to the Closing Date issued by the Secretary of State of Delaware that SSG is validly existing and in good standing in such jurisdiction;

                 (f) All other Transaction Documents signed by authorized officers of SSG; and

                 (g) All other documents, instruments, and writings required to be delivered by SSG at or prior to the Closing pursuant to this Agreement, including, without limitation, all other documents and agreements set forth in Article VIII hereof.

                 10.3 Delivery by Emerson. On the Closing Date, Emerson shall deliver, or cause to be delivered, to SSG the following:

                 (a) Payment of the Purchase Price by wire transfer to SSG's designated account(s) as contemplated by Section 3.2;

                 (b) A Certificate (the "Emerson Secretary's Certificate") of the Secretary of Emerson dated the Closing Date to the effect that (i) the Certificate of Incorporation of Emerson attached to the Emerson Secretary's Certificate is true, correct, and complete copy thereof and the same has not been amended, restated, supplemented, or modified in any respect and is in full force and effect on the Closing Date, (ii) the Bylaws of Emerson attached to the Emerson Secretary's Certificate are true, correct, and complete copies thereof and the same have not been amended, restated, supplemented, or modified in any respect and are in full force and effect on the Closing Date, (iii) the resolutions of the Board of Directors of Emerson authorizing the purchase of the Shares and the Warrants and the consummation of the transactions contemplated by the Transaction Documents attached to the Emerson Secretary's Certificate are true, correct, and complete copies thereof and the same have not been amended, restated, supplemented, or modified in any respect and are in full force and effect on the Closing Date, and (iv) the specimen signatures of the officers of Emerson executing this Agreement and the other Transaction Documents are true and correct specimens thereof and such officers are duly authorized to execute and deliver this Agreement and the other Transaction Documents on behalf of Emerson;

                 (c) A good standing certificate as of a recent date to the Closing Date issued by the Secretary of State of Delaware evidencing that Emerson is validly existing and in good standing in such jurisdiction;

                 (d) All other documents, instruments, and writings required to be delivered by Emerson at or prior to the Closing pursuant to this Agreement, including, without limitation, all other documents and agreements set forth in Article IX hereof.

                 10.4 Transaction Documents. As used herein, the term "Transaction Documents" shall mean collectively this Agreement, the Warrant Agreement, and the Registration Agreement, as the same may be amended, modified, supplemented, or waived from time to time.

                                   ARTICLE XI

                           TERMINATION AND EXTENSION

                 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a)       By mutual written consent of SSG and Emerson;

                 (b) By either SSG or Emerson if there has been a material misrepresentation or breach of warranty not qualified by materiality, or a misrepresentation or breach of warranty qualified by materiality, on the part of the other party in the representations and warranties set forth in this Agreement, which breach is incapable of cure on or prior to the Closing Date;

                 (c) By either Emerson or SSG if the purchase and sale of the Shares and the Warrants shall not have been consummated on or before December 16, 1996 (the "Termination Date");

                 (d) By SSG, if it accepts an Acquisition Proposal relating to an SSG Acquisition Transaction, other than with Emerson.

                 11.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of SSG or Emerson (except for a breach of this Agreement) or their respective officers or directors; provided, however, that in the event of termination of this Agreement (x) under Section 11.1(d), or as a result of (y) the failure of SSG to comply with its covenants contained in Article VI hereof or satisfy the condition in clause (d) of Article VIII or (z) any other act or failure to act on the part of SSG constituting the willful failure to close by SSG and Emerson has not in any way contributed to the failure to so close, SSG shall pay Emerson, as its exclusive remedy, a termination fee of $750,000, to be paid on the Termination Date by SSG to Emerson by wire transfer to a bank account designated by Emerson; provided, further, that in the event of termination of this Agreement as a result of the failure of SSG to satisfy the conditions in clauses (a), (f) and (g) of Article VIII and Emerson has not in any way contributed to the failure to so close, SSG shall pay to Emerson, as its exclusive remedy, a termination fee equal to the actual out-of-pocket expenses paid or incurred by Emerson in connection with the transactions contemplated by this Agreement but, in any event, not in excess of $150,000, such amount to be paid immediately by SSG to Emerson, by wire transfer to a bank account designated by Emerson, upon presentation by Emerson to SSG of a certificate of the chief financial officer of Emerson setting forth the amount of such out-of-pocket expenses; and provided, further, in the event of the termination of this Agreement solely as a result of the financial inability or willful failure to close by Emerson and SSG has not in any way contributed to the failure to so close, Emerson shall pay to SSG, as its exclusive remedy, a termination fee of $3,000,000 to be paid from the irrevocable standby letter of credit provided to SSG by Emerson pursuant to
Section 2.3 of this Agreement; and provided, further, in the event of the termination of this Agreement as a result of the failure of Emerson to satisfy the conditions in clauses (a), (d) and/or (e) of Article IX and SSG has not in any way contributed to the failure to so close, Emerson shall pay to SSG, as its exclusive remedy, a termination fee equal to the actual out-of-pocket expenses paid or incurred by SSG in connection with the transactions contemplated by this Agreement, but, in any event, not in excess of $150,000, such amount to be paid immediately by Emerson to SSG, by wire transfer to a bank account designated by SSG, upon presentation to Emerson of a certificate of the chief executive officer or President of SSG setting forth the amount of such out-of-pocket expenses. Notwithstanding the foregoing, the failure of any party to waive any condition or grant any extension or enter into any amendment shall not be deemed contributory to the failure to close.

                 11.3 Extension. At any time prior to the Closing, the parties hereto, by duly authorized action taken by their respective officers, may extend the time for the performance of any of the obligations or other acts of the other party hereto.

                                  ARTICLE XII

                                 MISCELLANEOUS

                 12.1 No Broker. Each party hereto represents and warrants to the other that, except for the retention by SSG of Principal Financial Securities, no broker or finder has been employed or retained in connection with the transactions contemplated by this Agreement or is entitled to any fee, commission or other compensation in connection herewith.

                 12.2 Public Statements. The parties shall release a press release in a form to be mutually agreed upon between Emerson and SSG. Neither party hereto shall issue any press release or make any other public statements, in each case relating to or connected with or arising out of this Agreement or the matters contemplated herein, without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof, provided, however, that nothing herein shall prevent any party from making any disclosures required by applicable law or regulation (including regulations of the SEC and the NYSE).

                 12.3 Survival of Representations and Warranties. All representations, warranties, and agreements made by the parties in this Agreement or in any agreement, document, statement, list, certificate, or instrument furnished hereunder or in connection with the negotiation, execution, and performance of this Agreement shall survive the Closing for a period to and including January 31, 1998. Notwithstanding the foregoing, in the event that, prior to the Closing, either party has knowledge that any representation, warranty or covenant made by the other party is incorrect or is breached in any material respect as of the date hereof or will be incorrect or breached in any material respect as of the Closing Date, the party with such knowledge shall have as its sole remedy hereunder the option (a) to terminate this Agreement and enforce its remedies herein provided as a result thereof or
(b) to proceed with the Closing and, upon the Closing, such party shall be conclusively deemed to have waived all claims hereunder relating to such misrepresentation, breach of warranty or covenant.

                 12.4 Officers' and Directors' Indemnification and Insurance. The parties to this Agreement agree that all rights to indemnification now existing in favor of the directors or officers of SSG and SSGI as provided in their respective Certificate of Incorporation or bylaws or in any indemnification agreement, will survive the Closing and stay in effect in accordance with their respective terms as presently in effect. For a period of three years after the Closing Date, SSG will provide officers' and directors' liability insurance from a sound and reputable insurer in respect of acts or omissions occurring up to and including the

Closing Date covering each such person currently covered by SSG's officers' and directors' liability insurance policy on terms with respect to coverage and in an amount (including deductibles) no less favorable than those of such policy in effect on the date hereof. For purposes of this Section, the officers and directors of SSG and SSGI shall be deemed to be third party beneficiaries of this Agreement and each such person shall be entitled to enforce the terms of this Section against SSG to its full extent and seek and obtain remedies from SSG for non-performance of this Section as if such person was a named party to this Agreement.

                 12.5 No Waiver. No failure on the part of any party hereto at any time to require the performance by the other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of any party hereto of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.

                 12.6 Entire Agreement; Written Modifications. This instrument (and the Confidentiality Agreement between Emerson and SSG, to the extent the transactions contemplated by this Agreement are not consummated for any reason) and any and all documents executed by the parties hereto on or as of the date hereof contains the entire agreement among the parties hereto with respect to the subject matter hereof; all representations, promises, and prior or contemporaneous understandings among the parties with respect to the subject matter hereof are merged into and expressed in this instrument and such documents; and any and all prior agreements among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement as described above) are hereby canceled. This Agreement shall not be amended, modified, or supplemented without the written agreement of Emerson and SSG at the time of such amendment, modification or supplement.

                 12.7      Assignment; Binding Effect.

                 (a) This Agreement and the rights and obligations of the parties hereto may not be assigned or transferred by either party hereto.

                 (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each of the parties thereto.

                 12.8 Expenses. Each of the parties hereto shall bear the costs and expenses attributable to such party under this Agreement and the transactions contemplated hereby.

                 12.9 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be sent by hand delivery, overnight courier, or by registered or certified mail, and shall be deemed given when received at the address set forth below:

If to Emerson:                        Nine Entin Road
                                      Parsippany, New Jersey 07054-0430
                                      Attn:  President

                                               - with copy to -

                                      Wolff & Samson, P.A.
                                      5 Becker Farm Road
                                      Roseland, New Jersey 07068
                                      Attn:  Jeffrey M. Davis, Esq.

If to SSG                             1901 Diplomat Drive
                                      Dallas, Texas  75234
                                      Attn:  Corporate Secretary

                                               - with a copy to -

                                      Hughes & Luce, L.L.P.
                                      1717 Main Street
                                      Suite 2800
                                      Dallas, Texas  75201
                                      Attn:  Alan J. Bogdanow, Esq.

or such other party or address as may be expressly designated by either party by notice given in accordance with the foregoing provisions.

                 12.10 Cooperation. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things reasonably necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

                 12.11 No Benefit to Others. Except as provided in Section 12.4, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other persons.

                 12.12 Headings, Gender, and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization, or other entity.

                 12.13 Schedules. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                 12.14 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 12.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                 12.16 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

                 12.17 Construction. The parties hereto agree that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof or any amendments, exhibits, or schedules hereto.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above written.


                                              EMERSON RADIO CORP.


                                              By:
                                                 -------------------------------

                                                 Eugene I. Davis, President

                                              SPORT SUPPLY GROUP, INC.


                                              By:
                                                 -------------------------------

                                                 Peter S. Blumenfeld
                                                 President